Exhibit 10.1
EXECUTION VERSION
DATED 21 October 2008
GYPSUM TRANSPORTATION LIMITED
(as borrower)
- and -
DVB BANK SE
and others
(as lenders)
- and -
DVB BANK SE
(as agent and security trustee)

US$90,000,000 SECURED
LOAN FACILITY AGREEMENT

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 819

Page

SCHEDULE 1
The Banks and the Commitments

SCHEDULE 2
Form of Mortgage

SCHEDULE 3
Form of Assignment

SCHEDULE 4
Form of Managers’ Undertaking

SCHEDULE 5
Form of Compliance Certificate

APPENDIX A
Form of Drawdown Notice

APPENDIX B
Form of Transfer Certificate

APPENDIX C
Form of Loan Administration Form

LOAN AGREEMENT
Dated: 21 October 2008
BETWEEN:-
(1)	GYPSUM TRANSPORTATION LIMITED, a company incorporated according to the law of Bermuda, with registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“the Borrower”); and

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together “the Banks” and each a “Bank”); and

(3)	DVB BANK SE, with its registered office in Frankfurt and acting as agent and security trustee through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (in that capacity “the Agent”).
WHEREAS:-
(A)	The Borrower is the registered owner of Vessel A and is to be the registered owner of Vessel B upon Vessel B’s Delivery under the Building Contract.

(B)	Each of the Vessels will be registered in the ownership of the Borrower under the flag of Bermuda.

(C)
Each of the Banks has agreed to advance to the Borrower its respective Commitment of an aggregate amount not exceeding the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per cent of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million dollars ($50,000,000) and fifty per cent of the Market Value of Vessel B (in respect of Tranche B).

IT IS AGREED as follows:-
1	Definitions and Interpretation
1.1	Definitions
In this Agreement:-

1.1.1	“Accounts” means the Earnings Account and the Retention Account (each an “Account”).

1.1.2	“Account Holder” means Bank of Bermuda Limited or such other bank as may be nominated by the Borrower and acceptable to the Agent.

1.1.3	“Account Security Deed” means the account security deed referred to in Clause 8.3.

1.1.4
“Address for Service” means c/o USG (U.K.) Ltd, 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS, Attention: Secretary or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten days’ written notice to the Agent.

1.1.5	“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.6	“Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2.

1.1.7	“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

1.1.8
“Assignments” means the deeds of assignment of the Insurances, Earnings, Requisition Compensation and CoA Rights in respect of each Vessel referred to in Clause 8.2 (each an “Assignment”) to be substantially in the form attached as Schedule 3.

1.1.9	“Availability Termination Date” means 31 December 2008 (in the case of Tranche A) and 31 March 2009 (in the case of Tranche B) or such later date as the Banks may in their discretion agree.

1.1.10	“Borrowings” means in respect of any person the obligations of such person, at any time, in the aggregate principal amount, but without double counting, of:
(a)	moneys borrowed;

(b)	bonds, notes, loan stock, debentures, commercial paper or other debt securities;

(c)
sums outstanding under acceptances (not being acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course or trading) by such person or by any agent or acceptance house under acceptance credits opened on behalf of such person;

(d)
deferred indebtedness for payment of the acquisition or construction price for assets or services acquired or constructed other than normal trade credit from suppliers for a period not exceeding 180 days;

(e)	the capital element of obligations under finance leases;

(f)	receivables sold or discounted to the extent of recourse to such person;

(g)	any other liability arising from a transaction having the commercial effect of a borrowing to the extent shown as a liability on the balance sheet of the Borrower in accordance with GAAP;

(h)	obligations under guarantees in respect of the obligations of any other person which would fall within paragraphs (a) — (g) above.
1.1.11
“Break Costs” means all costs, losses, premiums or penalties incurred by the Agent or any Bank in the circumstances contemplated by Clause 17.4, or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 5 or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan.

1.1.12	“Builder” means Estaleiro Ilha S.A. of Brazil.

1.1.13	“Building Contract” means the shipbuilding contract dated 5 December 2005 and made between the Builder and the Borrower as amended or supplemented from time to time, in respect of Vessel B.

1.1.14
“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York, New York, United States of America; London, England; Frankfurt, Germany; and Rotterdam, The Netherlands.

1.1.15	“Cash” means cash in hand which is not subject to any charge back or other Encumbrance (other than in favour of the Agent) and to which the Borrower has free, immediate and direct access.

1.1.16	“Cash Equivalents” means the following where the Borrower has free, immediate and direct access:
(a)
any security issued directly or fully guaranteed or insured by the United States of America or any OECD government whose securities are readily marketable in London, Paris, Frankfurt or New York City, or any agency or instrumentality thereof;

(b)	other readily marketable securities or other easily realisable investments having a rating of at least A from Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc;

(c)
any Eurodollar time deposit, overnight deposit or banker’s acceptance, issued by, or time deposit of a commercial banking institution which has, on a combined basis, capital, surplus and undivided profit of not less than $250,000,000 and has a Moody’s Agent Credit Service rating for short term bank deposits of at least P2;

(d)
repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in paragraph (a) above entered into with any commercial banking institution meeting the qualifications specified in paragraph (c) above;

(e)	short term commercial paper issued by any person, having one of the top two investment ratings from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc;

(f)	investments in money market funds substantially all of whose assets are comprised of securities of the types described in paragraphs (a) to (e) above;

(g)	deposits which are unrestricted as to withdrawal with commercial banking institutions meeting the criteria set forth in paragraph (c) above; and

(h)	undrawn committed credit lines.
1.1.17	“Cash Reserves” means Cash and Cash Equivalents.

1.1.18	“Change of Control” means either
(a)	the Guarantor ceasing to be the direct or indirect legal and beneficial owner of all of the shares in the Borrower; or

(b)
the consummation of any transaction or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the owner of more than 50% of the then outstanding shares of the Guarantor’s voting stock entitled to vote generally for the election of directors, measured by voting power rather than number of shares.

1.1.19	“CoAs” means each of:-
(a)	the contract of affreightment commencing as of January 1, 2008 made between the Borrower and United States Gypsum Company;

(b)	the contract of affreightment dated 30 October 2007 made between the Borrower and Public Service of New Hampshire Company;

(c)	the contract of affreightment dated 18 April 2008 made between the Borrower and Mt. Tom Generating Co. LLC; and

(d)	any future contracts of affreightment to be entered into by the Borrower in respect of the Vessels
(each a “COA”).

1.1.20	“CoA Rights” means all of the rights of the Borrower under or pursuant to the CoAs.

1.1.21
“Commitment” means, in relation to each Bank, the amount of the Maximum Loan Amount which that Bank agrees to advance to the Borrower as its several liability as indicated against the name of that Bank in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Bank and remaining outstanding.

1.1.22	“Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent pursuant to Clause 7.2.

1.1.23	a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.24	“Communications Address” means:

Gypsum Transportation Limited c/o Beltship Management Limited USG Corporation 550 West Adams Street Chicago, Illinois 60661 USA Attention: Vice President and Treasurer Fax No.: +1-312-672-5415

1.1.25
“Confidential Information” means information that any Security Party furnishes to the Agent or to any Bank in writing, designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Bank from a source other than the Security Parties.

1.1.26
“Currency of Account” means, in relation to any payment to be made to the Agent or a Bank under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.27	“Debt Service” means the aggregate of principal and interest payments due from the Borrower in the immediately following twelve month period under any Borrowings.

1.1.28
“Default Rate” means the rate of two per centum (2%) per annum above the aggregate of (a) the Margin and (b) the cost to the Banks of obtaining funds in amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Agent shall determine in its discretion.

1.1.29	“Delivery” means the delivery of Vessel B by the Builder to, and acceptance of Vessel B by, the Borrower pursuant to the Building Contract.

1.1.30	“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.31	“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.32	“Drawdown Notice” means a notice complying with Clause 2.3.

1.1.33	“Drawing” means a part of the Loan advanced by the Banks to the Borrower in accordance with Clause 2.2.

1.1.34	“EBITDA” means earnings before interest expenses, taxes, depreciation and amortization of the Borrower for the previous period of twelve months.

1.1.35
“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessels including (without limitation) payments under the CoAs, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessels.

1.1.36	“Earnings Account” means the bank account in respect of both Vessels to be opened in the name of the Borrower with the Account Holder and designated “GTL Vessels — Earnings Account”.

1.1.37
“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.38	“Event of Default” means any of the events set out in Clause 12.2.

1.1.39
“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Banks or to the Agent under or in connection with the Security Documents.

1.1.40	“Fee Letter” means a letter from the Agent to the Borrower setting out certain fees, commissions and other sums payable by the Borrower to the Agent in connection with the Loan.

1.1.41	“Finance Parties” means the Banks and the Agent and “Finance Party” means any of them.

1.1.42	“Group” means the Guarantor and all of its Subsidiaries (direct or indirect).

1.1.43	“Guarantee” means the guarantee and indemnity of the Guarantor referred to in Clause 8.4.

1.1.44
“Guarantor” means USG Corporation of Delaware and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Banks or to the Agent on the Banks behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.45	“IAPPC” means a valid international air pollution prevention certificate for each Vessel issued under Annex VI.

1.1.46
“Indebtedness” means the Loan; all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Banks or to the Agent pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.47	“Instructing Group” means any one or more Banks whose combined Proportionate Shares exceed fifty per centum (50%), such group of Banks always to include the Agent.

1.1.48
“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessels or their increased value or the Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.49	“Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.

1.1.50	“Interest Period” means each interest period selected by the Borrower or agreed by the Agent pursuant to Clause 6.

1.1.51
“ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.52	“ISM Company” means, at any given time, the company responsible for the Vessels’ compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

1.1.53	“ISPS Code” means the International Ship and Port Security Code.

1.1.54	“ISPS Company” means at any time, the Company responsible for the Vessels compliance with the ISPS Code.

1.1.55	“ISSC” means a valid international ship security certificate for each of the Vessels issued under the ISPS Code.

1.1.56
“Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency of government (whether or not having the force of law).

1.1.57
“LIBOR” means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed as the British Bankers’ Association Interest Settlement Rate on any information service selected by the Agent on which that rate is displayed, for deposits in Dollars of amounts equal to the amount of the Loan or any relevant part of the Loan for a period equal in length to the relevant Interest Period, or (if the Agent is for any reason unable to ascertain that rate) the rate (rounded upwards to the nearest whole multiple of one-sixteenth of one per centum) at which deposits in Dollars of amounts comparable to the amount of the Loan (or any relevant part of the Loan) are offered to the Agent in the London Interbank market for a period equal in length to the relevant Interest Period.

If there is a discrepancy between the rate that is displayed on the information service screen selected by the Agent and the “actual” rate at which funds are available to the Agent in the London Interbank Market, then the Agent will (on request) provide evidence of the discrepancy between the Agent’s cost of funds and the screen rate for LIBOR to the Borrower and the actual rate at which funds are available shall be the rate that applies.

1.1.58	“Loan” means the aggregate amount from time to time advanced by the Banks to the Borrower pursuant to Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.59	“Loan Administration Form” means a form substantially in the form of Appendix C.

1.1.60
“Managers” means Beltship Management Limited, a company incorporated under the International Business Companies Act of the British Virgin Islands, or such other commercial and/or technical managers of the Vessels nominated by the Borrower as the Agent may in its reasonable discretion approve.

1.1.61	“Managers’ Undertakings” means the undertakings to be given by the Managers in respect of each Vessel referred to in Clause 8.5, to be substantially in the form of Schedule 4.

1.1.62	“Margin” means one point six five per centum (1.65%) per annum.

1.1.63	“Market Adjusted Net Worth” means Value Adjusted Total Assets less Value Adjusted Total Liabilities;

1.1.64
“Market Value” means the valuation of the Vessels from an independent and reputable sale and purchase broker, acceptable to the Agent and the Borrower, such valuation to be made with or without physical inspection (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller and free of any existing charter or other contract of employment.

1.1.65
“Material Adverse Effect” means a material adverse effect on (a) the business, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of a Security Party to perform its material obligations under the Security Documents to which it is a party or (c) the material rights of or benefits available to the Agent and/or the Banks under the Security Documents.

1.1.66
“Maximum Loan Amount” means the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per cent of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million Dollars ($50,000,000) and fifty per cent of the Market Value of Vessel B (in respect of Tranche B).

1.1.67	“Maximum Tranche Amount” means:-
(a)	in relation to Tranche A, the lesser of (i) forty million Dollars ($40,000,000) and (ii) fifty per centum (50%) of the Market Value of Vessel A ; and

(b)	in relation to Tranche B, the lesser of (i) fifty million Dollars ($50,000,000) and (ii) fifty per centum (50%) of the Market Value of Vessel B.
1.1.68
“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agent on behalf of the Banks in relation to the Vessels.

1.1.69	“Mortgages” means the first priority mortgages over the Vessels together with collateral deeds of covenants thereto referred to in Clause 8.1 to be in the forms attached as Schedule 2.

1.1.70
“Permitted Encumbrances” means any Encumbrances created pursuant to the Security Documents or reasonably incurred in the ordinary course of business and any Encumbrance which has the prior written approval of the Agent.

1.1.71	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.72	“Proceedings” means any suit, action or proceedings begun by the Agent or any Bank arising out of or in connection with the Security Documents.

1.1.73	“Proportionate Share” means, at any time, the proportion which that Bank’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Banks (whether or not advanced).

1.1.74	“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.

1.1.75	“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower pursuant to Clause 5.

1.1.76
“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.77	“Retention Account” means the account to be opened in the name of the Borrower with the Account Holder and designated “GTL — Retention Account”.

1.1.78
“Security Documents” means this Agreement, the Mortgages, the Assignments, the Guarantee, the Account Security Deed, the Managers’ Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

1.1.79
“Security Parties” means the Borrower, the Guarantor and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.80	“SMC” means a valid safety management certificate issued for the Vessels by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.81
“SMS” means a safety management system for the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.82	“Subsidiary” means a subsidiary undertaking, as defined in Section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.83
“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) imposed by any governmental authority or other taxing authority, other than taxes on the overall net income of the Agent or of a Bank, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.84	“Total Loss” means, in respect of each Vessel:-
(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title or compulsory acquisition of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the Borrower within six months after the capture, seizure, arrest, detention or confiscation in question.

1.1.85	“Tranche A” means that part of the Loan relating to Vessel A.

1.1.86	“Tranche B” means that part of the Loan relating to Vessel B.

1.1.87	“Tranches” means Tranche A and Tranche B (each a “Tranche”).

1.1.88	“Transfer Certificate” means a certificate materially in the form of Appendix B.

1.1.89
“Transfer Date”, in relation to a transfer of any of a Bank’s rights and/or obligations under or pursuant to this Agreement, means the fifth Business Day after the date of delivery of the relevant Transfer Certificate to the Agent, or such later Business Day as may be specified in the relevant Transfer Certificate.

1.1.90	“Transferee” means a first class international bank or financial institution to which a Bank transfers any of its rights and/or obligations under or pursuant to this Agreement.

1.1.91	“Trust Property” means:-
(a)	the benefit of the covenant contained in Clause 8; and

(b)
all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent.

1.1.92
“Valuations” means the valuation from an independent and reputable sale and purchase broker, selected by the Agent and the Borrower, certifying the Market Value of the Vessels such valuations to be made semi-annually, at the Borrower’s expense, and with or without physical inspection (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and willing seller and free of any existing charter or other contract of employment.

1.1.93
“Value Adjusted Equity” means the amount which is equal to the Value Adjusted Total Assets of the Borrower less the total liabilities of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Clause 10.2.3 of this Agreement.

1.1.94
“Value Adjusted Total Assets” means the amount which is equal to the total assets of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Clause 10.2.3 of this Agreement less the goodwill (if any) of the Borrower as shown in such balance sheet, with the value of the Vessels adjusted to reflect their most recent Valuations.

1.1.95
“Value Adjusted Total Liabilities” means the amount which is equal to the total liabilities of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Section 10.2.3 of this Agreement as adjusted to reflect any contingent liabilities of the Borrower which the Agent reasonably considers should be taken into account.

1.1.96	“Vessel A” means the 47,761 dwt bulk carrier named “GYPSUM CENTENNIAL” registered in the name of the Borrower and having IMO Number 9228734.

1.1.97	“Vessel A Security Documents” means the Mortgage and Assignment relating to Vessel A.

1.1.98	“Vessel B” means approximately 48,000 dwt bulk carrier built by the Builder pursuant to the Building Contract having Hull No. E1-492 at the Builder’s yard and to be named “GYPSUM INTEGRITY”.

1.1.99	“Vessel B Security Documents” means the Mortgage and Assignment relating to Vessel B.

1.1.100	“Vessels” means Vessel A and Vessel B and everything now or in the future belonging to them on board and ashore (each a “Vessel”).
1.2	Interpretation

In this Agreement:-
1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Appendices are references to recitals and clauses of, and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals and the Appendices;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Agent or to a Bank include its successors, transferees and assignees;

1.2.9	references to times of day are to London time.
1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Agent or any Bank and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose
2.1
Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower, to provide post-delivery financing on the Vessels.

2.2
Drawings Subject to satisfaction by the Borrowers of the conditions precedent set out in Clause 3.1 and 3.2, and subject to Clause 2.3, the Loan shall be advanced to the Borrower in no more than two (2) Drawings, one per Tranche, in each case by the Agent transferring the Tranches to the Borrower by such method of funds transfer as the Agent and the Borrower shall agree.

2.3
Advance of Drawings Each Drawing shall be advanced in Dollars on a Business Day, provided that the Borrower shall have given to the Agent not more than ten and not fewer than three Business Days’ notice in writing materially in the form set out in Appendix A (such notice a “Drawdown Notice”) of the required Advance Date of the Drawing in question. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1	all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2	no Event of Default or Potential Event of Default will then have occurred and be continuing;

2.3.3	no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4	there has been no material adverse change in the business, affairs or financial condition of the Borrower or the Guarantor from that pertaining at the date of this Agreement.

The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Agent on the Advance Date requested.

2.4	Restrictions on Drawings The Borrower shall not be entitled to make more than one Drawing on any Business Day and each Drawing shall be of an amount of not less than one million Dollars ($1,000,000).

2.5	Availability Termination Date No Bank shall be under any obligation to advance all or any part of its Commitment after the relevant Availability Termination Date.

2.6
Several obligations The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to the Agent or to the other Banks, nor shall the Agent or any other Bank be liable for the failure of a Bank to perform any of its obligations under or in connection with this Agreement.

2.7
Application of Loan Without prejudice to the obligations of the Borrower under this Agreement, neither the Banks nor the Agent shall be obliged to concern themselves with the application of the Loan by the Borrower.

2.8
Secured UK Tax Lease The Banks confirm that subject to compliance with the following terms and conditions the Borrower shall have the option, at its sole discretion, but shall have no obligation to utilise all or part of the Loan in connection with a secured UK lease structure (the “Tax Lease Transfer”):-

2.8.1	there being no Event of Default or Potential Event of Default existing at the date of the Tax Lease Transfer or resulting from the Tax Lease Transfer;

2.8.2	following the Tax Lease Transfer, the Banks being in a position substantially equivalent to their intended position under the Security Documents prior to the Tax Lease Transfer;

2.8.3	the Tax Lease Transfer being acceptable to and approved by all of the Banks in all respects in their absolute discretion; and

2.8.4
the satisfaction of all conditions precedent required by the Banks in connection with the Tax Lease Transfer (including but not limited to certified copies of all relevant lease documentation, acceptable intercreditor arrangements with the lessor and acceptable legal opinions)

provided that the Banks agree to consider all the issues arising out of a proposed Tax Lease Transfer in good faith and with a view to finding solutions acceptable to all parties. It is also agreed that the Agent has the right of first refusal to arrange any Tax Lease Transfer.
3	Conditions Precedent and Subsequent
3.1
Conditions precedent Drawing of Tranche A Before any Bank shall have any obligation to advance any part of Tranche A, the Borrower shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:-

3.1.1
Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2
Corporate authorities A copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors (together, where appropriate, with signed waivers of notice of any directors’ meeting) approving, and authorising or ratifying the execution of, those of the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3
Officer’s certificate A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and (in respect of the Borrower only) shareholders of that Security Party.

3.1.4	Security Documents This Agreement, the Vessel A Security Documents, the Account Security Deed and the Guarantee together with all notices and other documents required by any of them, duly executed.

3.1.5	Notices of assignment The notices of assignment required by the Assignment for Vessel A duly executed by the Borrower and the required form of acknowledgements approved by the relative recipients.

3.1.6	Drawdown Notice A Drawdown Notice.

3.1.7	Process agent A letter from USG (U.K.) Ltd. accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.8	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Account Bank may require.

3.1.9	The Fee Letter The Fee Letter countersigned on behalf of the Borrower by way of acceptance of its terms.

3.1.10
Legal opinions Confirmation satisfactory to the Agent that legal opinions on the laws of England and Wales, the State of Delaware and Bermuda will be given substantially in the form required by the Agent.

3.1.11	Market Value A Valuation of Vessel A addressed to the Agent and dated no more than one month prior to the Tranche A Advance Date, from brokers acceptable to the Agent.

3.1.12
Miscellaneous Such further documents and evidence as the Agent shall reasonably require in order that each Bank can be satisfied with the results of all necessary “Know your Client” or other checks it is required to carry out or comply with in relation to the transactions contemplated by the Security Documents and to the identity of any parties to the Security Documents (other than the Banks and the Agent) and their directors and officers.

3.1.13	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of (in respect of Vessel A):-
(a)	each of the CoAs and any other charterparty or contract of employment of Vessel A which will be in force on the Advance Date;

(b)	Vessel A’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(c)	Vessel A’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(d)	Vessel A’s current SMC;

(e)	the ISM Company’s current DOC; and

(f)	Vessel A’s current ISSC
in each case together with all addenda, amendments or supplements.

3.1.14
Evidence of ownership Evidence that on the Advance Date (i) Vessel A is registered under the Bermuda flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against Vessel A with first priority.

3.1.15
Evidence of insurance Evidence that Vessel A is or will from the Advance Date be insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances of the Agent’s insurance adviser, which approval shall not be unreasonably withheld or delayed.

3.1.16
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that Vessel A is classed with the highest class applicable to vessels of her type with a classification society as may be acceptable to the Agent.

3.1.17	Survey reports Reports by surveyors instructed by the Agent to inspect Vessel A as to the condition of Vessel A, which shall be in all material respects acceptable to the Agent (acting reasonably).

3.1.18
Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of Vessel A and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of Vessel A to any third party.

3.1.19	Fees The Borrower shall have paid all fees due hereunder or under the Fee Letter.

3.1.20	Loan Administration Form A duly completed Loan Administration Form.
3.2
Conditions precedent to Drawing of Tranche B Before any Bank shall have an obligation to advance any part of Tranche B, the Borrower shall deliver or cause to be delivered to the Agent the following documents and evidence:-

3.2.1
Bringdown Certificate A certificate dated no more than five Business Days prior to the Advance Date in question, signed by a director or duly authorised officer of each of the Security Parties confirming that none of the documents and evidence delivered to or to the order of the Agent pursuant to Clauses 3.1.1 to 3.1.3 have been modified, amended or revoked since their delivery to or to the order of the Agent except as set forth in such certificate.

3.2.2	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of (in respect of Vessel B):-
(a)	any charterparty or other contract of employment (other than the CoAs) of Vessel B which will be in force on the Tranche B Advance Date;

(b)	Vessel B’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(c)	Vessel B’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(d)	Vessel B’s current SMC;

(e)	the ISM Company’s current DOC; and

(f)	Vessel B’s current ISSC
in each case together with all addenda, amendments or supplements.

3.2.3
Evidence of ownership Evidence that on the Advance Date (i) Vessel B is registered under the Bermuda flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against Vessel B with first priority.

3.2.4
Evidence of insurance Evidence that Vessel B is or will from the Tranche B Advance Date be insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

3.2.5
Confirmation of class An interim Certificate of Confirmation of Class for hull and machinery confirming that Vessel B is classed with the highest class applicable to vessels of her type with a classification society as may be acceptable to the Agent.

3.2.6	Survey reports Reports by surveyors instructed by the Agent to inspect Vessel B as to the condition of Vessel B which shall be in all material respects acceptable to the Agent (acting reasonably).

3.2.7	Market Value A Valuation of Vessel B addressed to the Agent and dated no more than one month prior to the Tranche B Advance Date.

3.2.8
The Security Documents The Vessel B Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgage, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of Vessel B.

3.2.9	A Drawdown Notice A Drawdown Notice.

3.2.10
Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of Vessel B and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of Vessel B to any third party.

3.2.11	Legal opinions Confirmation satisfactory to the Agent that legal opinions on the laws of England and Wales and Bermuda will be given substantially in the form required by the Agent.

3.2.12	Fees The Borrower shall have paid all fees due hereunder or under the Fee Letter.
3.3
Conditions Subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, each Advance Date, the following additional documents and evidence:-

3.3.1	Evidence of registration Evidence of registration of the relevant Mortgage, (with first priority), with the Registrar of Ships (or equivalent official) at the Vessel’s port of registry.

3.3.2	Letters of undertaking Letters of undertaking as required by the relevant Security Documents in form and substance acceptable to the Agent.

3.3.3	Legal opinions The original legal opinions specified in this Clause 3.
3.4
No waiver If the Banks in their sole discretion agree to advance any part of the Loan to the Borrower before all of the documents and evidence required by Clauses 3.1 or 3.2 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the advance of any part of the Loan shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clauses 3.1 and 3.2.

3.5	Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:-
3.5.1	be in form and substance reasonably acceptable to the Agent;

3.5.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner reasonably acceptable to the Agent;

3.5.3	if reasonably required by the Agent, be certified, notarised, apostilled or attested in a manner reasonably acceptable to the Agent.
3.6
Event of Default No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.

4	Representations and Warranties
4.1
The Borrower represents and warrants to the Agent and each Bank at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and, except for Clauses 4.1.2, 4.1.6 and 4.1.9, at each Interest Payment Date as follows:-

4.1.1
Incorporation and capacity Each of the Security Parties is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.1.2
Solvency The Borrower is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or all or any part of its assets.

4.1.3
Binding obligations The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable against the Security Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

4.1.4
Satisfaction of conditions All acts, conditions and things required to be done and satisfied by the Security Parties prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done and satisfied in compliance with all applicable laws.

4.1.5
Registrations and consents With the exception only of the registrations referred to in Clause 3.3, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required by the Borrower in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and the Borrower is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.1.6
Disclosure of material facts The Borrower, subject to not being in contravention of U.S. laws and excluding general market conditions, is not aware of any material facts or circumstances which have not been disclosed to the Agent and which the Borrower reasonably believes might, if disclosed as at the date hereof, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

4.1.7
No material litigation There is no action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which would, or would be likely to, have a Material Adverse Effect.

4.1.8
No breach of law or contract The execution, delivery and performance of the Security Documents will not contravene any material contractual restriction or any material law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents and, in entering into those of the Security Documents to which it is, or is to be, a party, and in borrowing the Loan, the Borrower is acting for its own account and none of the foregoing activities will involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in each of Article 1 of Directive 91/308/EEC issued by the Council of the European Community and the USA Patriot Act 2001, Publ. L. No. 107-56).

4.1.9	No deductions The Borrower is not required to make any deduction or withholding from any payment which it may be obliged to make to the Agent or any Bank under or pursuant to the Security Documents.

4.1.10
No established place of business in the United Kingdom or United States The Borrower does not have, nor will it have during the Facility Period, an established place of business in the United Kingdom or the United States of America.

4.1.11	Use of Loan The Loan will be used for the purpose specified in Clause 2.1.

4.1.12
No material adverse change As of the date of this Agreement, no event, change or condition has occurred since 30 June 2008 that has had, or would reasonably be expected to have, a Material Adverse Effect.

4.1.13	No Event of Default No Event of Default exists and is continuing.
4.2	Each Bank severally represents and warrants to the Borrower that no part of the bonds to be used by it to make any advance hereunder shall constitute assets of an employee pension plan.

5	Repayment and Prepayment
5.1	Repayment Subject to Clause 5.2, the Borrower agrees to repay each Tranche to the Agent as agent for the Banks as follows:-
5.1.1	Tranche A Repayment

By sixteen (16) consecutive quarterly Repayment Instalments each in the sum of one million Dollars ($1,000,000) followed by sixteen (16) consecutive Repayment Instalments each in the sum of five hundred thousand Dollars ($500,000).

5.1.2	Tranche B Repayment

By sixteen (16) consecutive quarterly Repayment Instalments each in the sum of one million three hundred thousand Dollars ($1,300,000) followed by sixteen (16) consecutive quarterly Repayment Instalments each in the sum of eight hundred and twenty five thousand Dollars ($825,000).

The first Repayment Date for each Tranche shall be the date which is three calendar months after the Advance Date for that Tranche and subsequent Repayment Dates shall be at consecutive intervals of three calendar months thereafter. A balloon payment of the lesser of sixteen million Dollars ($16,000,000) and the unpaid principal amount of each Tranche (“the Balloon”) shall be payable together with the thirty second and final Repayment Instalment of each Tranche. In any event each Tranche shall be repaid in full on or before the date falling eight (8) years after the Advance Date for that Tranche.
5.2
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower for a Tranche is less than the relevant Maximum Tranche Amount, then the amount of the Repayment Instalments relating to that Tranche shall be reduced pro rata to the amount actually advanced.

5.3
Prepayment The Borrower may voluntarily prepay either Tranche in whole or in part in an amount equal to one hundred thousand Dollars ($100,000) or an integral multiple of that amount (or as allowed pursuant to Clause 5.6 and Clause 10.2.2 or as otherwise may be agreed by the Agent) provided that it has first given to the Agent not fewer than five Business Days’ prior written notice expiring on a Business Day (being the last day of an Interest Period) of its intention to do so, and provided that it pays to the Agent on behalf of the Banks, in addition to the amount voluntarily prepaid, a prepayment fee of an amount equal to zero point two five per centum (0.25%) of the amount prepaid (which is a genuine pre-estimate of loss and not a penalty) (it being understood that such prepayment fee is not applicable to prepayments made pursuant to Clause 10.2.2). Any notice pursuant to this Clause once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

5.4
Prepayment indemnity If the Borrower shall, subject always to Clause 5.3, make a voluntary prepayment on a Business Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid, the fee payable pursuant to Clause 5.3 and accrued interest, pay to the Agent on behalf of the Banks any amount which the Agent may certify is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the making of the prepayment in question. The Agent will give a non-binding estimate of Break Costs within three days of receipt of any request from the Borrower for such an estimate but the Break Costs payable will be those actually incurred on the date of prepayment.

5.5
Application of prepayments Any prepayment, other than pursuant to Clause 5.6, in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other amounts outstanding; secondly of all interest outstanding; thirdly of the Balloon of the relevant Tranche; and fourthly of the Repayment Instalments of the relevant Tranche in inverse order of maturity.

5.6
Application of prepayment on sale On any prepayment resulting from the sale or Total Loss of a Vessel prior to the occurrence of an Event of Default, the net sale proceeds or net Total Loss moneys (as the case may be) shall be applied in repayment of the relevant Tranche (firstly against the relevant Balloon and secondly against all other amounts outstanding in respect of the relevant Tranche) at the date of such sale or within one (1) Business Day of receipt of the net Total Loss moneys together with such additional amount (if any) as may be required to ensure that, immediately following the prepayment, the Borrower complies with Clause 10.2.2.

5.7	No reborrowing No amount repaid or prepaid pursuant to this Agreement may in any circumstances be reborrowed.

6	Interest
6.1
Interest Periods The period during which the Loan shall be outstanding pursuant to this Agreement shall (subject to clauses 6.2 and 6.9) be divided into consecutive Interest Periods of three months’ duration or such other duration as the Borrower may request which may be agreed by the Banks in their discretion.

6.2
Beginning and end of Interest Periods For each of Tranche A and Tranche B, the first Interest Period for each Tranche shall begin on the first Advance Date for that Tranche and the final Interest Period for each Tranche shall end on the Repayment Date applicable to the final Repayment Instalment for such Tranche.

6.3
Interest Periods to meet Repayment Dates If the Borrower and the Banks shall agree an Interest Period which does not expire on the next Repayment Date, there shall, in respect of each part of the Loan equal to a Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

6.4
Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR determined at or about 11.00 a.m. on the second Business Day prior to the beginning of that Interest Period.

6.5
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding six months, on the last day of each successive six month period after the beginning of that Interest Period.

6.6
Ending of Interest Periods Each Interest Period shall, subject to Clauses 6.2 and 6.3, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, to the first Advance Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, in which the first Advance Date occurred), except that:-

6.6.1	if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

6.6.2
if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

Any adjustment made pursuant to Clause 6.6.1 or 6.6.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.
6.7
Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, during the continuance of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Banks on demand.

6.8
Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrower) that in the London interbank market either adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period or the cost to a Bank or Banks of obtaining matching deposits for any Interest Period would be in excess of LIBOR:

6.8.1	the Agent shall give notice to the Banks and the Borrower of the occurrence of such event; and
6.8.2	the rate of interest on each Bank’s Commitment for that Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and

(b)
the rate notified to the Agent by that Bank as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its Commitment from whatever source it may reasonably select,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:
6.8.3
the Agent on behalf of the Banks will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

6.8.4	any substitute basis agreed pursuant to Clause 6.8.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

6.8.5
if, within thirty (30) days of the giving of the notice referred to in Clause 6.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

6.9
Long Interest Periods The Borrower may request the Agent to arrange long Interest Periods (for all or a substantial part of the Loan) of greater than twelve (12) months’ duration. Any such request must be given at least (5) Business Days prior to commencement of the Interest Period in question. The Banks shall not be obliged to grant such long Interest Periods, but if they elect to do so then the Interest Rate for such period shall be calculated as the aggregate of (a) the Banks’ cost of funds for obtaining the relevant amount for the relevant period and (b) the Margin.

6.10
Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

7	Fees
7.1	Fee Letter The Borrower shall pay to the Agent the fees, commissions and other sums as set out in the Fee Letter.

7.2
Commitment commission The Borrower shall pay to the Agent for distribution to the Banks a commitment commission calculated at the rate of zero point three per centum (0.3%) per annum on the undrawn amount of the Commitment from time to time from the date of this Agreement to the earlier to occur of the final Advance Date and the final Availability Termination Date, both dates inclusive. The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed, and shall be paid quarterly (at the same time as payment of interest pursuant to Clause 6.5) in arrears with a final pro rata payment on the earlier to occur of the final Advance Date and the final Availability Termination Date.

8	Security Documents

As security for the repayment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date (or, in respect of the documents listed at 8.1, 8.2 and 8.5, the relevant Advance Date), the following Security Documents:-

8.1	the Mortgages a first priority mortgage together with collateral deed of covenants thereto over each Vessel;

8.2	the Assignments a deed of assignment of the Insurances, Earnings, Requisition Compensation and CoA Rights in respect of each Vessel;

8.3	the Accounts Security Deed an account security deed in respect of all amounts from time to time standing to the credit of each Account;

8.4	the Guarantee the guarantee and indemnity of the Guarantor; and

8.5	the Managers’ Undertakings an undertaking from the Managers relating to each Vessel.

9	Agency and Trust
9.1	Appointment Each of the Banks appoints the Agent its agent for the purpose of administering the Loan and the Security Documents.

9.2	Authority Each of the Banks irrevocably authorises the Agent (subject to Clauses 9.4 and 9.19):-
9.2.1	to execute the Security Documents (other than this Agreement) on its behalf;

9.2.2	to collect, receive, release or pay any money on its behalf;

9.2.3	acting on the instructions from time to time of an Instructing Group to give or withhold any waivers, consents or approvals under or pursuant to any of the Security Documents;

9.2.4	acting on the instructions from time to time of the Instructing Group to exercise, or refrain from exercising, any discretions under or pursuant to any of the Security Documents; and

9.2.5	to enforce the Security Documents on its behalf.
The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions from the Banks or an Instructing Group if to do so would, in the opinion of the Agent, be contrary to any provision of the Security Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

9.3
Trust The Agent agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Agent holds the Trust Property on trust for the Banks, in accordance with their respective Proportionate Shares absolutely. Each of the Banks agrees that the obligations, rights and benefits vested in the Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause. The Agent in its capacity as security trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as agent for the Banks, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

9.3.1
the Agent (and any attorney, agent or delegate of the Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents unless such liabilities, costs, fees, damages, charges, changes, losses and expenses arise from the Agent’s wilful misconduct or gross negligence; and

9.3.2
the Banks acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

9.3.3	the Agent and the Banks agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.
9.4	Limitations on authority Except with the prior written consent of each of the Banks, the Agent shall not be entitled to:-
9.4.1	release or vary any security given for the Borrower’s obligations under this Agreement; nor

9.4.2	waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.3	change the meaning of the expressions “Instructing Group” or “Margin”; nor

9.4.4	exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

9.4.5	extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents; nor

9.4.7	agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

9.4.8	agree to amend this Clause 9.4.
9.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Banks for anything done or omitted to be done by the Agent under or in connection with the Security Documents unless as a result of the Agent’s wilful misconduct or gross negligence.

9.6	Acknowledgement Each of the Banks acknowledges that:-
9.6.1
it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any of the Security Documents;

9.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

9.6.3	it has made its own appraisal of the creditworthiness of the Security Parties;

9.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent pursuant to the express terms of the Security Documents.

Each of the Banks agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause.

9.7	Limitations on responsibility The Agent shall have no responsibility to any of the Security Parties or to the Banks on account of:-
9.7.1	the failure of a Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

9.7.2	the financial condition of any of the Security Parties;

9.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

9.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

9.8	The Agent’s rights The Agent may:-
9.8.1
assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.2	assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.3	rely on any document or Communication reasonably believed by it to be genuine; and

9.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

9.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

9.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by an Instructing Group) and unless and until the Agent has received from the Banks any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

9.8.7
request a Bank to transfer its rights and/or obligations under or pursuant to this Agreement to another bank or financial institution if at any time during the Facility Period there is a conflict between the Agent and that Bank.

9.9	The Agent’s duties The Agent shall:-
9.9.1
if requested in writing to do so by a Bank, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default;

9.9.2	inform the Banks promptly of any Event of Default of which the Agent has actual knowledge; and

9.9.3	promptly forward to the Bank concerned the original or copy of any document which is delivered to the Agent for that Bank.
9.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

9.11
Other business The Agent may, without any liability to account to the Banks, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective subsidiaries or associated companies or with a Bank as if it were not the Agent.

9.12	Indemnity The Banks shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of:-
9.12.1	all amounts payable by the Borrower to the Agent pursuant to Clause 17 to the extent that those amounts are not paid by the Borrower;
9.12.2
all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent’s wilful misconduct or gross negligence.

9.13
Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

9.14
Distribution of payments The Agent shall pay promptly to the order of each of the Banks that Bank’s Proportionate Share of every sum of money received by the Agent pursuant to the Security Documents or the Mortgagees’ Insurances (with the exception of any amounts payable pursuant to Clause 7 and/or the Fee Letter and any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Banks alone) and until so paid such amount shall be held by the Agent on trust absolutely for that Bank.

9.15
Reimbursement The Agent shall have no liability to pay any sum to a Bank until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Bank on account of any amount prospectively due to that Bank pursuant to Clause 9.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees’ Insurances, each Bank receiving any such payment will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees’ Insurances and ending on the date on which the Agent receives reimbursement.

9.16
Redistribution of payments Unless otherwise agreed between the Banks and the Agent, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank’s Commitment), an amount greater than that Bank’s Proportionate Share of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the “Excess Amount”) then:-

9.16.1	that Bank shall promptly notify the Agent (which shall promptly notify each other Bank);
9.16.2	that Bank shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and
9.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

9.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agent pursuant to this Clause shall repay to the Agent for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 9.16.3 shall apply only to the retained amount.

9.18	Proceedings Each of the Banks and the Agent shall notify one another of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement.
9.19
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group, each of the Banks shall provide the Agent with instructions within two calendar weeks of the Agent’s request (which request may be made orally or in writing). If a Bank does not provide the Agent with instructions within that period, that Bank shall be bound by the decision of the Agent. Nothing in this Clause shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Banks or an Instructing Group if the Agent in its discretion considers that the situation is sufficiently urgent and reasonably believes it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent pursuant to this Clause.

9.20
Communications Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the Banks), and in the case of the other Banks, at the address or fax number indicated in Schedule 1.

9.21	Payments All amounts payable to a Bank under this Clause shall be paid to such account at such bank as that Bank may from time to time direct in writing to the Agent.
9.22
Retirement Subject to a successor being appointed in accordance with this Clause, the Agent may retire as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the Banks notice of its intention to do so, in which event the following shall apply:-

9.22.1
the Banks may within thirty days after the date of the Agent’s notice appoint a successor to act as agent and/or security trustee or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor, in each case with the consent of the Borrower in the absence of a continuing Event of Default;

9.22.2
the resignation of the Agent shall take effect simultaneously with the appointment of its successor (and acceptance of such appointment by its successor) on written notice of that appointment and acceptance being given to the Borrower and the Banks;

9.22.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause;
9.22.4
the Agent’s duly appointed successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

9.23
No fiduciary relationship Except as provided in Clauses 9.3 and 9.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for a Bank and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or between the Agent and any Bank.

9.24
The Agent as a Bank The expression “the Banks” when used in the Security Documents includes the Agent in its capacity as one of the Banks. The Agent shall be entitled to exercise its rights, powers, discretions and remedies under or pursuant to the Security Documents in its capacity as one of the Banks in the same manner as any other Bank and as if it were not also the Agent.

9.25
The Agent as security trustee Unless the context otherwise requires, the expression “the Agent” when used in the Security Documents includes the Agent acting in its capacities both as agent and security trustee.

10	Covenants
10.1	Negative covenants

The Borrower will not without the Agent’s prior written consent (which consent will not be unreasonably withheld or delayed in the case of Clauses 10.1.2, 10.1.4, 10.1.6, 10.1.7, 10.1.10, 10.1.12 or 10.1.13):-

10.1.1
no disposals or third party rights other than the Permitted Encumbrances, dispose of or create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of the Vessels or any other present or future assets or undertaking pledged to the Banks (or to the Agent on the Banks’ behalf) pursuant to the Security Documents; nor

10.1.2	no borrowings other than in the ordinary course of business borrow any money or incur any obligations under leases; nor
10.1.3	no repayments repay any loans made to it other than the Loan, during the continuance of an Event of Default or if notice of repayment is not given to the Agent; nor
10.1.4	no substantial liabilities except in the ordinary course of business, incur any liability to any third party which is in the opinion of the Agent of a substantial nature; nor
10.1.5
no other business engage to any material extent in any business other than the ownership, operation, chartering and management of the Vessels and other vessels and businesses reasonably related thereto; nor

10.1.6	transactions with affiliates other than transactions reasonably entered into in the ordinary course of business, enter into any transactions with other companies in the Group; nor
10.1.7
no loans or other financial commitments except in the ordinary course of business, make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person (other than loans to companies within the Group); nor

10.1.8
no dividends at any time following an Event of Default which has not been cured or whilst a breach of covenant hereunder remains uncured, pay any dividends or make any other distributions of a revenue or capital nature to shareholders; nor

10.1.9	no sale of Vessels sell or otherwise dispose of the Vessels or any shares in the Vessels nor agree to do so, unless if the Borrower complies with Clause 5.6; nor
10.1.10	chartering charter a Vessel other than to a first class charterer, or enter into any bareboat charter, or time charter of more than twelve months’ duration; nor
10.1.11
no chartering after Event of Default during the continuation of an Event of Default let any Vessel on charter (other than a pre-existing charter) or renew or extend any charter or other contract of employment of a Vessel (nor agree to do so); nor

10.1.12
no change in management appoint anyone other than the Managers as commercial or technical managers of the Vessels, nor terminate or materially vary the arrangements for the commercial or technical management of the Vessels, nor permit the Managers to sub-contract or delegate the commercial or technical management of the Vessels to any third party; nor

10.1.13	no purchase of additional vessels purchase nor agree to purchase any additional vessels.

10.2	Positive covenants
10.2.1
Registration of Vessels The Borrower undertakes to maintain the registration of the Vessels under the Bermuda flag or any other flag reasonably acceptable to the Agent for the duration of the Facility Period.

10.2.2
Additional security If and so often as the aggregate of the Valuations of the Vessels plus the value of any additional security for the time being provided to the Banks (or to the Agent on their behalf) pursuant to this Clause shall be less than one hundred and twenty five per centum (125%) of the amount of the Loan (the “Relevant Percentage”), the Borrower will, within thirty days of the request of the Agent to do so, at the Borrower’s option:-

(a)
pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Banks or the Agent on their behalf as additional security for the payment of the Indebtedness; or

(b)	give to the Banks or the Agent on their behalf other additional security in amount and form reasonably acceptable to the Agent in its discretion; or

(c)
prepay the amount of the Indebtedness which will ensure that the aggregate of the Valuations of the Vessels plus the value of any such additional security is not less than the Relevant Percentage of the amount of the Loan.

Clauses 5.4, 5.5, 5.6 and 5.7 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause and the value of any additional security provided pursuant to this Clause shall be determined by the Agent in its reasonable discretion.

10.2.3
Financial statements The Borrower will supply to the Agent, without request, the semi-annual unaudited management accounts of the Borrower for each six month period ending on 30 June and 31 December in each year during the Facility Period, containing (amongst other things) the Borrower’s profit and loss account for, and balance sheet at the end of, each such financial period, prepared in accordance with generally accepted accounting principles and practices applicable to companies incorporated in the United States of America consistently applied, in each case within one hundred and eighty (180) days of the end of the financial half year to which they relate. Such annual financial statements are to be accompanied by updated details of all off balance sheet and time charter hire commitments.

10.2.4
Other information The Borrower will promptly supply to the Agent such information and explanations as the Agent may from time to time reasonably require in connection with the operation of the Vessels and the Borrower’s profit and liquidity, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

10.2.5
Evidence of goodstanding The Borrower will from time to time on the request of the Agent provide the Agent with evidence in form and substance reasonably satisfactory to the Agent that the Security Parties remain in good standing.

10.2.6
Evidence of current COFR Without limiting the Borrower’s obligations under Clause 10.2.4, the Borrower will from time to time on the request of the Agent provide the Agent with such evidence as the Banks may reasonably require that the Vessels have a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

10.2.7	ISM Code compliance The Borrower will:-
(a)	procure that the Vessels remain for the duration of the Facility Period subject to a SMS;
(b)	maintain a valid and current SMC for the Vessels throughout the Facility Period;
(c)	if not itself the ISM Company, procure that the ISM Company maintains a valid and current DOC throughout the Facility Period;

(d)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of any Vessel’s SMC or of the ISM Company’s DOC;
(e)
promptly notify the Agent in writing of any “accident” or “major non-conformity”, as each of those terms is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), affecting a Vessel and of the steps being taken to remedy the situation; and

(f)	not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of the ISM Company,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.
10.2.8	ISPS Code compliance The Borrower will:-
(a)	for the duration of the Facility Period comply with the ISPS Code in relation to each of the Vessels and procure that each of the Vessels and the ISPS Company comply with the ISPS Code;
(b)	maintain a valid and current ISSC for each of the Vessels throughout the Facility Period and provide a copy to the Agent; and
(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.

10.2.9	Annex VI compliance The Borrower will:
(a)	for the duration of the Facility Period comply with Annex VI in relation to each Vessel and procure that each Vessel’s master and crew are familiar with, and that each Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for each of the Vessels throughout the Facility Period and provide a copy to the Agent; and
(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.
10.2.10
Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee during normal business hours PROVIDED ALWAYS that the Agent will give the Borrower three (3) Business Days prior written notice of its intention to inspect the records and will use its reasonable endeavours to ensure that the inspection causes as little unnecessary disruption to the Borrower’s business operations as possible, provided however that, save if a continuing Event of Default is in existence, such inspections shall not occur more than twice in any calendar year.

10.2.11
Pari passu obligations The Borrower will ensure that, throughout the Facility Period, the obligations of the Borrower under or pursuant to the Security Documents rank at least pari passu with all other existing or future indebtedness, obligations or liabilities of the Borrower, other than any mandatorily preferred by law.

10.2.12	Notification of Event of Default The Borrower will promptly notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default.
10.2.13
Class The Borrower will ensure that each Vessel maintains highest class, free of recommendations and qualifications affecting class unless otherwise agreed by the Agent in writing, and will notify the Agent of the class notation and the classification society for Vessel B at least fifteen days prior to the Tranche B Advance Date.

10.3
Financial covenants The Borrower covenants that, throughout the Facility Period (with such covenants being assessed on a group basis to include all subsidiaries of the Borrower whose results are consolidated into the results of the Borrower):-

10.3.1	its Market Adjusted Net Worth will be, at all times, at least fifty five million Dollars ($55,000,000);

10.3.2	its ratio of Borrowings to Value Adjusted Equity shall not exceed 2.5:1;
10.3.3	it will maintain Cash Reserves equal to the higher of (a) four million Dollars ($4,000,000) and (b) five per cent (5%) of its bank debt; and
10.3.4	its ratio of EBITDA to Debt Service will be not less than 1:1.
10.4
Compliance certificate The Borrower covenants, on a semi annual basis, to deliver to the Agent a compliance certificate substantially in the form of Schedule 5, duly signed by a director of the Borrower, evidencing compliance with the covenants contained in clause 10.3.

11	Earnings Account
11.1
Maintenance of Accounts The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

11.2	Earnings The Borrower shall procure that there is credited to the Earnings Account all Earnings and any Requisition Compensation in respect of each Vessel.
11.3
Transfers to Retention Account On the day in each calendar month during the Facility Period which numerically corresponds to the Advance Date for each Tranche (or, in any month in which there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account and irrevocably authorises the Agent to instruct the Account Holder to transfer from the Earnings Account to the Retention Account:-

11.3.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date in respect of that Tranche; and
11.3.2
the amount of interest due in respect of that Tranche on the next Interest Payment Date divided by the number of months between the last Interest Payment Date and the Interest Payment Date in question.

11.4
Additional payments to Retention Account If for any reason the amount standing to the credit of the Earnings Accounts shall be insufficient to make any transfer to the Retention Account required by Clause 11.3, the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

11.5
Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account and irrevocably authorises the Agent to instruct the Account Holder to transfer from the Retention Account to the Agent on behalf of the Banks:-

11.5.1	on each Repayment Date, the amount of the Repayment Instalment then due in respect of each Tranche; and
11.5.2	on each Interest Payment Date, the amount of interest then due in respect of each Tranche.
11.6
Borrower’s obligations not affected If for any reason the amount standing to the credit of the Retention Account shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

11.7
Release of surplus Any amount standing to the credit of the Earnings Account shall (unless an Event of Default or Potential Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.

11.8
Relocation of Accounts At any time during the continuation of an Event of Default, the Agent may without the consent of the Borrower relocate the Accounts, without prejudice to the continued application of this Clause and the rights of the Banks under or pursuant to the Security Documents. Following the cure of any such Event of Default pursuant to which the Accounts were relocated by the Agent, the Borrower may request, but the Agent shall not be obliged, to restore the Accounts to the Account Holder.

11.9
Access to information Subject to Clause 18.20, the Borrower agrees that the Agent (and its nominees) may from time to time during the Facility Period (and in the case of the Earning Account after having given three (3) Business Days notice to the Borrower of its intention to do so) review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

11.10
Statements Without prejudice to the rights of the Agent under Clause 11.9, the Borrower will procure that the Account Holder provides to the Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

12	Events of Default and Application of Monies
12.1
The Agent’s rights If any of the events set out in Clause 12.2 occurs, the Agent may (and, if instructed to do so by an Instructing Group, shall) by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may (and, if instructed to do so by an Instructing Group, shall) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, in which event the Indebtedness (or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind.

12.2 Events of Default The events referred to in Clause 12.1 are:-
12.2.1
payment default if the Borrower defaults in the payment of any part of the Indebtedness when due PROVIDED ALWAYS that if the Borrower can demonstrate to the satisfaction of the Agent that it has given all necessary instructions to effect payment and the non-receipt thereof is attributable to an error in the banking system, such Event of Default shall only occur two (2) Business Days after payment fell due; or

12.2.2
other default if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents (and, if such breach is in the reasonable opinion of the Agent remediable and does not in any way relate either to (i) the insurances or (ii) the covenants of the Borrower contained in clause 10.2.2 or clause 10.3, it remains unremedied for a period of twenty (20) Business Days) or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents in each case after notice to the Borrower; or

12.2.3
misrepresentation or breach of warranty if any representation or warranty made or repeated, or any other written information given, by any of the Security Parties to the Banks or to the Agent in or leading up to or during the currency of any of the Security Documents, or in or pursuant to any notice or other document delivered to the Agent under or pursuant to any of the Security Documents, shall prove to have been false or incorrect or misleading in any material respect when made, repeated or given and is detrimental to the Agent and/or the Banks, and such misrepresentation remains uncured for a period of fifteen (15) Business Days after notice from the Agent; or

12.2.4
execution if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority and is not satisfied within seven days of levy and a Material Adverse Effect results; or

12.2.5	ceasing to trade if any of the Security Parties ceases trading or threatens to cease trading; or
12.2.6	insolvency proceedings
(i)
if any Security Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Security Party shall make a general assignment for the benefit of its creditors; or

(ii)
if there shall be a commenced against any Security Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded or unstayed for a period of 60 days; or

(iii)
if there shall be commenced against any Security Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iv)	if any Security Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or
(v)	if any Security Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due; or
12.2.7
impossibility or illegality if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents by any of the Security Parties impossible, unlawful or unenforceable by the Banks or the Agent; or

12.2.8	conditions subsequent if any of the conditions set out in Clause 3.3 is not satisfied within the time reasonably required by the Agent; or

12.2.9
revocation or modification of consents etc. if any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is not obtained or is revoked, suspended, withdrawn or withheld, or is modified in a manner which is materially prejudicial to the interests of the Banks; or

12.2.10
curtailment of business if the business of any of the Security Parties is wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government and such event would, or would be likely to, have a Material Adverse Effect; or

12.2.11
loss of Vessel if any Vessel or any other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or becomes a Total Loss, except that none of the foregoing shall be an Event of Default if:-

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and
(b)
no insurer has refused to meet or has disputed the claim with respect to such event or any such refusal or dispute that does arise is resolved within thirty (30) days from the date on which the claim is made; and

(c)
payment of all insurance proceeds in respect thereof is made in full to the Agent on behalf of the Banks within thirty days from the date upon which leading underwriters agree to settle the claim or such longer period as the Agent may in its reasonable discretion agree; or

12.2.12
arrest or detention of Vessel if any Vessel or any other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for repayment of all or any part of the Indebtedness is arrested or detained and is not released within twenty (20) Business Days; or

12.2.13
acceleration of other indebtedness (a) if any other material financial indebtedness or obligation for borrowed money (which shall include obligations under capitalized leases, foreign exchange contracts or other derivatives contracts) of a Security Party becomes due prior to its stated maturity by reason of default on the part of that Security Party, provided always that this shall only constitute an Event of Default in respect of the Guarantor if it is for a principal amount in excess of fifty million Dollars ($50,000,000); or

12.2.14
challenge to registration if the registration of any Vessels or the Mortgage is contested by the Borrower, the Guarantor or a company within the Group, or becomes void or terminated, or if the validity or priority of the Mortgage is contested; or

12.2.15
war if the country of registration of the Vessels becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its reasonable discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

12.2.16	notice of termination if the Guarantor gives notice to the Agent to limit its obligations under the Guarantee; or
12.2.17
material adverse change etc. if there occurs (in the opinion of the Agent acting reasonably) any material adverse change in the business, affairs or financial condition of the Guarantor (considered together with its Subsidiaries) or the Borrower from that pertaining at the date of this Agreement which jeopardises their ability to meet their respective obligations under the Security Documents as they fall due; or

12.2.18	change of control if any Change of Control occurs; or
12.2.19	CoAs if any of the CoAs is terminated by reason of default by the Borrower during the Facility Period; or
12.2.20	analogous events if any event which is analogous to any of the events set out in Clauses 12.2.4 or 12.2.6 above shall occur.
12.3	Application of moneys The Agent is irrevocably authorised to apply all sums which it may receive:
12.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or
12.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or
12.3.3 otherwise arising under or in connection with any Security Document, in accordance with Clause 5.6 (if relevant) or otherwise in or towards satisfaction, or by way of retention on account, of the Indebtedness as follows:-
(i)	first in payment of all outstanding fees and expenses of the Agent;
(ii)	secondly in or towards payment of all outstanding interest hereunder;
(iii)	thirdly in or towards payment of all outstanding principal hereunder;
(iv)	fourthly in or towards payment of all other Indebtedness hereunder; and
(v)	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

13	Set-Off and Lien
13.1
Set-off The Borrower irrevocably authorises the Agent and the Banks at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrower to any of the Banks or the Agent (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower (whether current or otherwise and whether or not subject to notice) with any branch of the Agent or that Bank in or towards satisfaction of the Indebtedness and, in the name of the Agent or that Bank or the Borrower, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

13.2
Lien The Agent and each Bank shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Borrower (or of the Agent or that Bank as agent or nominee of the Borrower) from time to time held by the Agent or that Bank, whether for safe custody or otherwise.

13.3
Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Borrower with the Agent or with any of the Banks, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower during the Facility Period except in accordance with the Security Documents, but the Agent or any Bank may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

14	Assignment and Sub-Participation
14.1
Right to assign Subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, each of the Banks may assign or transfer all or any of its rights under or pursuant to the Security Documents to any other branch of that Bank or to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment provided that the Agent’s prior written approval has been obtained.

14.2
Borrower’s co-operation The Borrower will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation permitted by this Agreement; will execute and procure the execution of such documents as the Banks may reasonably require in connection therewith; and irrevocably authorises the Agent to sign any Transfer Certificate on its behalf in connection with such an assignment, transfer or sub-participation; and, subject to Clause 18.20, irrevocably authorises the Agent and the Banks to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan or the Security Documents which the Agent or that Bank may in its discretion consider necessary or desirable.

14.3
Rights of assignee Any permitted assignee or transferee of a Bank shall (unless limited by the express terms of the assignment or transfer) take the full benefit of every provision of the Security Documents benefiting that Bank.

14.4
Transfer Certificates If any Bank wishes to transfer any of its rights and/or obligations under or pursuant to this Agreement, it may do so in accordance with the other terms of this Agreement by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:-

14.4.1
to the extent that that Bank seeks to transfer its rights and/or obligations, the Borrower (on the one hand) and the Bank in question (on the other) shall be released from all further obligations towards the other(s);

14.4.2	the Borrower (on the one hand) and the Transferee (on the other) shall assume obligations towards the other(s) identical to those released pursuant to Clause 14.4.1;
14.4.3
the Agent, each of the Banks and the Transferee shall have the same rights and obligations between themselves as they would have had if the Transferee had been an original party to this Agreement as a Bank; and

14.4.4	the Transferee shall pay to the Agent for its own account a transfer fee of five thousand Dollars.
Each Bank and the Borrower irrevocably authorises the Agent to sign on its behalf any Transfer Certificate relating to the permitted transfer of any of the rights and/or obligations of any other Bank.

14.5
Security Documents Unless otherwise expressly provided in any Security Document or otherwise expressly agreed between a Bank and any proposed Transferee and notified by that Bank to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the Transferee with any transfer of a Bank’s rights and/or obligations under or pursuant to this Agreement the rights of that Bank under or pursuant to the Security Documents (other than this Agreement) which relate to the portion of the Bank’s rights and/or obligations transferred by the relevant Transfer Certificate.

14.6
No increased costs Notwithstanding any other provision of this Agreement or any other Security Document no assignment or transfer by a Bank of all or any of its interest in the Loan, and no grant by a Bank of a sub-participation in the Loan, shall increase the obligations of the Borrower under any Security Document or subject the Borrower to any increased or additional tax, cost or liability under any Security Document, determined by reference to the laws in effect at the time of such assignment, transfer or grant of a sub-participation.

15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality
15.1
Payments All amounts payable by the Borrower under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower, and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

15.2
No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrower pursuant to the Security Documents shall, subject only to Clause 15.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

15.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Banks receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

15.4
Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

15.5
Rebate If the Borrower pays any additional amount under Clause 15.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 15.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

15.6
U.S. Forms Each Bank which is organised under the laws of a jurisdiction outside the United States of America shall deliver to the Borrower at or before the time such Bank acquires its interest in the Loan (and from time to time thereafter upon the reasonable written request of the Borrower, but only if such Bank is legally entitled to do so) a completed, executed and valid United States Internal revenue Service Form W-8BEN, 2-8ECI, or W-8EXP (or applicable successor form).

15.7
Adjustment of due dates If any payment or transfer of funds to be made under any of the Security Documents, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

15.8
Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

15.8.1	any Bank or the Agent (or the holding company of any Bank or the Agent) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or
15.8.2	the basis of Taxation of payments to any Bank or to the Agent in respect of all or any part of the Indebtedness shall be changed; or
15.8.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Bank; or

15.8.4
the manner in which any Bank or the Agent allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Bank or the Agent is required or requested to maintain shall be affected; or

15.8.5	there is imposed on any Bank or on the Agent (or on the holding company of any Bank or the Agent) any other condition in relation to the Indebtedness or the Security Documents;
and the result of any of the above shall be to increase the cost to any Bank (or to the holding company of any Bank) of that Bank making or maintaining its Commitment, or to cause any Bank to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Bank affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of the Bank affected the amount which shall compensate that Bank or the Agent (or the holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Bank affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.
15.9
Illegality Notwithstanding anything contained in the Security Documents, the obligations of a Bank to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Bank to advance or maintain its Commitment. In that event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare the Banks’ obligations to be immediately terminated. If all or any part of the Loan shall have been advanced by the Bank to the Borrower, the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice. Clause 5.4 shall not apply to that prepayment if it is made on a day other than the last day of an Interest Period.

15.10
Changes in market circumstances If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, either adequate and fair means do not exist for ascertaining the rate of interest on the Loan pursuant to this Agreement or the cost to one or more Banks of obtaining matching deposits for any Interest Period would be in excess of LIBOR:-

15.10.1	that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and
15.10.2
the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to the Bank of maintaining the Loan for such further period as shall be selected by the Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower; and

15.10.3
the Agent on behalf of the Bank will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for the Loan which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 15.10.1, the Borrower and the Agent fail to agree in writing on a substitute basis for the Loan, the Borrower will compensate the Banks for their additional costs or the Borrower will immediately prepay the Indebtedness. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.
15.11
Non-availability of currency If a Bank is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower and that Bank’s obligations to make the Loan available shall immediately cease. In that event, if all or any part of the Loan shall have been advanced by that Bank to the Borrower, the Agent on behalf of that Bank will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Loan from an alternative source. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Loan from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Loan, arising on the expiry of the then current Interest Period) prepay that Bank’s portion of the Indebtedness to the Agent on behalf of that Bank on the expiry of the then current Interest Period.

16	Communications
16.1
Method Except for Communications pursuant to Clause 9, which shall be made or given in accordance with Clause 9.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

16.1.1	in the case of the Banks or the Agent to the Agent at its address at the head of this Agreement (fax no: +31 10 436 2957) marked for the attention of: Doina van Tooren-Rotari; and
16.1.2	in the case of the Borrower to the Communications Address;
or to such other address or fax number as the Banks, the Agent or the Borrower may designate for themselves by written notice to the others.
16.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the other party:-
16.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;
16.2.2	if delivered to an officer of the recipient or left at the address specified in Clause 16.1 at the time of delivery or leaving; or
16.2.3	if posted, upon receipt.
16.3
Indemnity The Borrower shall indemnify the Agent and each Bank against any cost, claim, liability, loss or expense (including legal fees and any Value Added Tax or any similar or replacement tax (if applicable)) which the Agent or any Bank may sustain or incur as a consequence of any Communication sent by or on behalf of the Borrower by fax not being received by its intended recipient, or being received incomplete, or by reason of any Communication purportedly having been sent by or on behalf of the Borrower having been sent fraudulently.

16.4
Loans Administration Form The Borrower undertakes to provide a completed Loans Administration Form (as provided by the Agent) which, amongst other things, shall provide the Agent with the list of authorised persons (“Authorised Persons”) who, on behalf of the Borrower, may make information requests or communicate generally with the Agent in relation to the ongoing administration of the Facility by the Agent throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Borrower for the Agent in relation to the administration of the Facility. The list of Authorised Persons may only be amended or varied by an Authorised Person or a director of the Borrower.

17	General Indemnities
17.1
Currency In the event of the Agent or a Bank receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Banks as a separate debt under this Agreement.

17.2
Costs and expenses The Borrower will, within fourteen days of the Agent’s written demand, reimburse the Agent on behalf of itself and the Banks for all reasonable costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

17.2.1
the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Loan is advanced);

17.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

17.2.3
any other documents which may at any time be required by any Bank or by the Agent to give effect to any of the Security Documents or which any Bank or the Agent is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Agent in relation to the Mortgagees’ Insurances); and

17.2.4	the exercise of the rights, powers, discretions and remedies of the Banks and/or the Agent under or pursuant to the Security Documents.
17.3
Events of Default The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent as a consequence of any Event of Default, including (without limitation) any Break Costs.

17.4
Funding costs The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent if, for any reason, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Agent or by any of the Banks), including (without limitation) any Break Costs.

17.5
Protection and enforcement The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Banks and/or the Agent by the Security Documents or in or about the exercise or purported exercise by the Banks and/or the Agent of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, or in connection with any third party liability claims (including but not limited to environmental or pollution claims) including (without limitation) any losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for by reason of the Banks or the Agent being mortgagees of the Vessels and/or a lender to the Borrower, or by reason of any Bank or the Agent being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

17.6
Liabilities of Banks and Agent The Borrower will from time to time reimburse the Banks and the Agent on demand for all sums which any Bank or the Agent may pay or become actually or contingently liable for on account of the Borrower or in connection with the Vessels (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Bank may pay or guarantees which any Bank or the Agent may give in respect of the Insurances, any expenses incurred by any Bank or by the Agent in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Bank or the Agent may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

17.7
Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Agent and the Banks on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

18	Miscellaneous
18.1
Waivers No failure or delay on the part of the Agent or a Bank in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Agent and any Bank and the Borrower, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by the Agent or a Bank of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by the Agent or a Bank of any other right, power, discretion or remedy.

18.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Borrower and the Agent.
18.3
Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

18.4
Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Banks and the Agent and their respective successors, transferees and assignees. The Borrower may not assign nor transfer any of its rights under or pursuant to any of the Security Documents without the prior written consent of the Agent.

18.5
Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Banks or by the Agent on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Agent are necessary to provide adequate security for the repayment of the Indebtedness.

18.6
Other arrangements The Banks and the Agent may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Banks and/or the Agent in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Banks and the Agent under or pursuant to the Security Documents.

18.7
Advisers The Borrower irrevocably authorises the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. Subject to such confidentiality agreements as the Borrower may reasonably require, the Borrower will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

18.8
Delegation The Banks and the Agent may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents on such terms as they may consider appropriate (including the power to sub-delegate).

18.9
Rights etc. cumulative Every right, power, discretion and remedy conferred on the Banks and/or the Agent under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Banks and the Agent may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

18.10
No enquiry The Banks and the Agent shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Bank or the Agent had notice thereof.

18.11
Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and neither the Banks nor the Agent shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

18.12
Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Banks or by the Agent for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Banks or the Agent, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

18.13
No liability Neither the Banks nor the Agent nor any agent or employee of any Bank or of the Agent, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Banks and/or the Agent under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable except for the consequences of gross negligence or wilful misconduct.

18.14
Rescission of payments etc. Any discharge, release or reassignment by the Banks and/or the Agent of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

18.15
Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than a Permitted Encumbrance) affecting any Vessel or all or any part of the Insurances, Earnings or Requisition Compensation or the Accounts, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

18.16
Releases If any Bank or the Agent shall at any time release any party from all or any part of any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

18.17
Discretions Unless otherwise expressly indicated, where any Bank or the Agent is stated in the Security Documents to have a discretion and/or where the opinion of any Bank or the Agent is referred to and/or where the consent, agreement or approval of any Bank or the Agent is required for any course of action, or where anything is required to be acceptable to any Bank or the Agent, the Banks and the Agent shall have a sole, absolute and unfettered discretion and/or may give or withhold its consent, agreement or approval at their sole, absolute and unfettered discretion.

18.18
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

18.19
Survival of representations and warranties The representations and warranties on the part of the Borrower contained in this Agreement shall survive the execution of this Agreement and the advance of the Loan.

18.20
Confidentiality Neither the Agent nor any Bank shall disclose any Confidential Information to any person without the consent of the Borrower, other than (a) to the Agent’s or such Bank’s affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any governmental authority or examiner regulating such Bank, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Security Parties received by it from such Bank, (e) in connection with any litigation or proceeding to which the Agent or such bank or any of its affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Security Document.

18.21	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.
18.22	Contracts (Rights of Third Parties) Act 1999 No term of this Agreement is enforceable by a person who is not a party to it.

19	Law and Jurisdiction
19.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.
19.2
Jurisdiction For the exclusive benefit of the Banks and the Agent, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.

19.3
Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Banks or the Agent to commence any Proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower in one or more jurisdictions preclude the commencement of any Proceedings in any other competent jurisdiction, whether concurrently or not.

19.4
Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other competent jurisdiction.

19.5
Service of process Without prejudice to the right of the Agent and the Banks to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or if posted, upon receipt.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)	/s/ J. D. Barth
duly authorised for and on behalf	)	Jeffrey D. Barth
of GYPSUM TRANSPORTATION	)
LIMITED	)

SIGNED by Ian Mace	)	/s/ Ian Mace
duly authorised for and on behalf	)	Attorney-in-fact
of DVB BANK SE	)
(as a Bank))

SIGNED by Ian Mace	)	/s/ Ian Mace
duly authorised for and on behalf	)	Attorney-in-fact
of DVB BANK SE	)
(as Agent and Security Trustee))